Exhibit (g)(2)
AMENDMENT TO FINANCIAL ADMINISTRATION, ACCOUNTING SERVICES,
TRANSFER AGENCY AND SHAREHOLDER SERVICES AGREEMENT
     This Amendment to the Financial Administration, Accounting Services, Transfer Agency and Shareholder Services Agreement is made as of the 12 day of November, 2007, by and between The Navellier Funds, a Delaware business trust (the “Trust”), and JPMorgan Chase Bank, N.A. (“JPMorgan”), a Delaware corporation.
     WHEREAS, JPMorgan furnishes services to the Trust pursuant to a Financial Administration, Accounting Services, Transfer Agency and Shareholder Services Agreement by and between JPMorgan (formerly known as Integrated Investment Services, Inc.) and the Trust, as amended (the “Agreement”); and
     WHEREAS, Integrated Investment Services, Inc. (“Integrated”) acts as custodian under the Trust’s Traditional Individual Retirement Account (“IRA”), Roth IRA, SEP IRA, 403(b)(7) and Coverdell Educational Savings Account Custodial Agreements (the “Accounts”), and the Trust wishes to appoint JPMorgan as successor custodian resulting from the JPMorgan acquisition of Integrated Investment Services, Inc.
     NOW, THEREFORE, in accordance with Paragraph 27 of the Agreement, the parties hereto, intending to be legally bound, agree to amend the Agreement as follows:
The Agreement is hereby amended to add the following as an Addendum:
JPMorgan Chase Bank, N.A.
Custodial Services Agreement
     WHEREAS, JPMorgan wishes to serve as custodian under the Trust’s Traditional Individual Retirement Account (“IRA”), Roth IRA, SEP IRA, 403(b)(7) and Coverdell Educational Savings Account Custodial Agreements (the “Accounts”); and
     WHEREAS, the Trust wishes to engage JPMorgan to serve as the custodian of record for each Account under the custodial agreement for that Account (each a “Custodial Agreement”);
     NOW THEREFORE, the parties agree as follows:
     1. The Trust hereby appoints JPMorgan to act as Custodian of each Account. JPMorgan accepts such appointment and agrees to perform all services necessary or required pursuant to each Custodial Agreement or pursuant to the terms of the Agreement or this Amendment, including the services required as set forth on Schedule A hereto (collectively, the “Services”).
     2. In its capacity as Custodian of the Accounts, JPMorgan will act only as a Bank Custodian (within the meaning of Section 1.408(a)(2) of the Internal Revenue Code) and will not have any discretion to direct investments within any of the Accounts.

     3. JPMorgan shall keep and maintain on behalf of the Trust all books and records that are customary or that are required to be kept in connection with the services to be rendered pursuant to the Custodial Agreement, the Agreement or this Amendment. These records will include, but not be limited to, Internal Revenue Service Forms 5305-A, 5305-RA, 5305-EA, 5305-SEP, account applications, custodial agreements, beneficiary designations, investment election forms, distribution forms, transfer and rollover forms, and federal tax forms (“Records”). Further, JPMorgan shall comply with any and all record retention, notice, return and other filing, statement, and servicing obligations and shall comply with all rules, regulations, and similar requirements under the Internal Revenue Code of 1986, as amended, and any other applicable laws.
     4. JPMorgan shall be compensated for providing the custodial services set forth in the Custodial Agreements, the Agreement and this Amendment. The annual custodial fee shall be $10.00 per Account holder, per Account type and will be charged to the Account or the holder of the Account in accordance with the applicable Custodial Agreement. The annual fee will be charged and payable within the month prior to December 31st of each such year, or at the time of account liquidation.
     IN WITNESS THEREOF, the undersigned, by their respective duly authorized officers, hereby execute this Agreement, effective on the day and year first written above.

The Navellier Funds		JPMorgan Chase Bank N.A.

By:	/s/ Arjen Kuyper	By:	/s/ Roy E. Rogers

	Arjen Kuyper, President and		Roy E. Rogers, Sr. Vice President
Chief Operating Officer

SCHEDULE A
SERVICES TO BE PERFORMED BY
JPMORGAN CHASE BANK, N.A.
FOR SPECIFIED RETIREMENT ACCOUNTS
Retirement Account Processing, Maintenance and Tax Reporting
•	New Account Set up: Traditional, Roth, SEP, 403(b)(7), Coverdell Education Savings Accounts

•	Process contributions and distributions for Account Holders

•	Process account transfers for Account Holders, as a result of divorce or death.

•	Mailing monthly/quarterly statements

•	Processing dividends and capital gain distributions

•	Notification of distribution requirements related to age 70 1/2

•	Maintaining beneficiary information on system

•	Calculating distributions, withdrawals, required withholding and other payments to Account Holders

•	Process annual custodial fee withdrawals, and collect any pre-paid custodial fees

•	Maintaining Account Holder records

•	Changing addresses for Account Holders

•	Preparing periodic reports on accounts, numbers of shares, etc. upon request

•	Preparation and filing of the appropriate federal tax forms, 1099R, 1099Q, 5498 and 5498ESA

•	Replying to shareholder correspondence and inquiries

•	Responding to telephone inquiries about Accounts

•	Annual review of custodial agreements for compliance

•	Complete annual W4P federal withholding solicitation

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